Exhibit 10.8

Execution Version

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

BY AND BETWEEN

NOILE-IMMUNE BIOTECH, INC.

AND

LEGEND BIOTECH USA, INC.

April 27, 2020

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Table of Contents

1.	DEFINITIONS	1
2.	GOVERNANCE	11
3.	TARGET NOMINATION, SELECTION AND SUBSTITUTE	12
4.	RESEARCH AND DEVELOPMENT (R&D) PLAN	14
5.	DEVELOPMENTS AND REGULATORY APPROVAL	16
6.	COMMERCIALIZATION	17
7.	GRANT OF LICENSE	18
8.	TECHNOLOGY TRANSFER	19
9.	CONSIDERATION	20
10.	PAYMENTS BY LEGEND	21
11.	INTELLECTUAL PROPERTY AND PATENT INFRINGEMENT	23
12.	CONFIDENTIAL INFORMATION	25
13.	PUBLICATION	27
14.	REPRESENTATIONS AND WARRANTIES	27
15.	DISCLAIMER AND LIMITATION OF LIABILITY	29
16.	INDEMNIFICATION	30
17.	TERM AND TERMINATION	31
18.	MISCELLANEOUS PROVISIONS	33

EXHIBITS

EXHIBIT A	Noile Patents
EXHIBIT B	Noile’s Bank Account

- i -

Confidential

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (this “Agreement”) is made as of April __, 2020 (the “Effective Date”) by and between Noile-Immune Biotech, Inc., a Japanese corporation having its principal place of business at 2-12-10 Shiba-Daimon, Minato-ku, Tokyo 105-0012, Japan (“Noile”), and Legend Biotech USA, Inc., a company incorporated under the laws of New York having its principal place of business at 10 Knightsbridge Road, Piscataway, NJ 08854, USA (“Legend”). Noile and Legend are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Noile, a biopharmaceutical company focused on the development of novel cancer immunotherapy products, is developing proprietary Products;

WHEREAS, Legend is a pharmaceutical company focused on discovering and developing cutting-edge cell-based therapies with the ultimate goal of changing the way life-threatening diseases are treated;

WHEREAS, Noile and Legend desire to perform certain research works and are willing to enter into Initial Research to apply their collective expertise, capabilities and resources to develop Products and novel CAR-T platforms based on technology owned or controlled by Noile; and

WHEREAS, in connection with such Initial Research, Legend wishes to be granted, and Noile desires to grant, certain license and option rights under certain patents, patent applications, know-how, and other proprietary information related to Noile Platform, Licensed Compounds and Licensed Products;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Noile and Legend agree as follows:

1. DEFINITIONS

As used in this Agreement, capitalized terms have the meanings given them below or elsewhere in this Agreement:

1.1. “7x19 CAR-T” means Noile’s proprietary CAR-T technology, including a construct expressing a CAR directed against a given target, the cytokine IL-7, and the chemokine CCL19.

1.2. “Affiliate” means, with respect to a Party, any entity that, directly or indirectly, controls, is controlled by or is under common control with such Party for so long as such control exists. For purposes of this definition, an entity has “control” of another entity if it has the direct or indirect ability or power to direct, or cause the direction of management policies of such other entity or otherwise direct the affairs of such other entity, whether through ownership of [***] fifty percent (50%) of the voting securities of such other entity, by contract or otherwise.

Confidential

1.3. “Alliance Manager” means an alliance leader appointed by each Party to coordinate and facilitate the communication, interaction and cooperation of the Parties pursuant to this Agreement. Detailed information of the Alliance Manager is described in Section 2.4.

1.4. “Applicable Laws” mean any laws, regulations, guidelines, or standards applicable to the conduct of the collaboration or other activities under this Agreement.

1.5. “Calendar Half Year” means a period of six (6) consecutive calendar months ending on June 30 and December 31, respectively; provided that (a) the first Calendar Half Year of the term shall extend from the Effective Date to the end of the next complete Calendar Half Year thereafter; and (b) the last Calendar Half Year of the term shall end upon the expiration or termination of this Agreement.

1.6. “Calendar Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, respectively; provided that (a) the first Calendar Quarter of the term shall extend from the Effective Date to the end of the subsequent complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the term shall end upon the expiration or termination of this Agreement.

1.7. “CAR” means a chimeric antigen receptor.

1.8. “CAR-T” means engineered T-cells that express a CAR on their cell membrane which have [***].

1.9. “Clinical Trial” means any human clinical study or trial of the Licensed Product in the Territory.

1.10. “Combination Product” means a Licensed Product containing a Licensed Compound as well as at least one other active pharmaceutical ingredient. For the avoidance of doubt, all Combination Products are also Licensed Products.

1.11. “Combinational Target” means any Target having a specific combination of [***] therein.

1.12. “Commercial License” has the meaning as set forth in Section 7.3.

1.13. “Commercialization” means, with respect to a Licensed Product, any and all activities (whether before or after Regulatory Approval) directed to the marketing, promotion and sale of such Licensed Product after Regulatory Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such Licensed Product, importing, exporting or transporting such Licensed Product for commercial sale, medical education activities with respect to such Licensed Product, conducting Clinical Trials that are not required to obtain or maintain Regulatory Approval for such Licensed Product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization activities.

Confidential

1.14. “Commercially Reasonable Efforts” means, with respect to a Party and a product owned by it or to which it otherwise has rights, the efforts which are reasonable for [***] in accordance with its business, legal, medical, and scientific judgment, and the efforts and resources that it would use for a [***], taking into account the [***]. For the clarity, “Commercially Reasonable Efforts” shall be evaluated or determined on a country-by-country and Product-by-Product basis, as applicable.

1.15. “Confidential Information” means all information pertinent to this Agreement, Initial Research, information in project proposals and project charters, and activities made with regard to this Agreement, in whatever form, oral, written, electronic or otherwise, that is (a) marked or designated as confidential, (b) defined as confidential in this Agreement, or (c) of the type that would generally be regarded as confidential or proprietary in the scientific, academic or healthcare communities, and in each case, (a)–(c), that is disclosed or provided by or on behalf of a disclosing Party, including its Affiliates, to a receiving Party, including its Affiliates or to any of the receiving Party’s or its Affiliates’ directors, officers, faculty, employees, contractors, consultants, advisors or agents pursuant to or in connection with this Agreement. The contents of this Agreement shall also be treated as the Confidential Information of each Party under this Agreement. Notwithstanding the foregoing, Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) information that was received by or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party; provided however, that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any person or entity with respect to such information, or (iii) information that was known prior to the disclosure or is developed independently by or on behalf of the receiving Party or any of its Affiliates without reference to or use of the information supplied by the disclosing Party under this Agreement. Notwithstanding anything herein to the contrary, any Work Results shall be the Confidential Information of the Party that owns such Work Results in accordance with Section 11.1.

1.16. “Control” or “Controlled” means, with respect to any Intellectual Property right and a Party, possession by such Party or an Affiliate of such Party of the ability to grant the right to access or use, or to grant a license or a sublicense to, such Intellectual Property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.17. “Data Protection” means the situation where any regulation, law or statute of a government authority:

(a)	exists in any country in the Territory; and

Confidential

(b)

directly or indirectly protects (regardless of whether any Valid Claim exists in that country), the exclusive sale of any Licensed Product from the sale in that country of a Third Party’s pharmaceutical product containing the same active pharmaceutical ingredient that is contained in such Licensed Product.

1.18. “Data Protection Period” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period in which Data Protection with respect to a Licensed Product exists in such country. For the avoidance of doubt, Data Protection Period includes “Re-examination Period” (saishinsa kikan) in Japan.

1.19. “Development” means all research, non-clinical and clinical drug development activities, including toxicology, pharmacology, and other non-clinical efforts, statistical analysis, formulation development, delivery system development, the performance of any such research or Clinical Trials, including the manufacturing of Licensed Compounds or Licensed Products for use in Clinical Trials, or other activities reasonably necessary in order to obtain, but not maintain, Regulatory Approval of Licensed Compounds or Licensed Products in the Territory. “Development” shall exclude all Commercialization activities. When used as a verb, “Develop” means to engage in Development activities.

1.20. “Disputes” has the meaning as set forth in Section 18.2(a).

1.21. “Excluded Target” has the meaning as set forth in Section 3.3.

1.22. “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.23. “Field” means all indications and uses, including the diagnosis, prognosis, prevention, and treatment of human diseases and human conditions.

1.24. “First Commercial Sale” means, on a country-by-country basis, the first sale of a Licensed Product under this Agreement by Legend, its Affiliates or Sublicensees to an end user or prescriber for use, consumption or resale of the Licensed Product in a country in the Territory where Regulatory Approval of the Licensed Product has been obtained and where the sale results in a recordable Net Sale. Sale of a Licensed Product under this Agreement by Legend to an Affiliate of Legend or a Sublicensee of Legend shall not constitute a First Commercial Sale unless such Affiliate or such Sublicensee is the end user of such Licensed Product and such sale results in a Net Sale. Also, sale of a Licensed Product under this Agreement by Legend, its Affiliates or Sublicensees in a jurisdiction where Regulatory Approval for that Licensed Product has not yet been attained shall not constitute a First Commercial Sale under this Agreement.

1.25. “Force Majeure” has the meaning as set forth in Section 18.6.

1.26. “Generic/Biosimilar Competition Period” means a period during the portion of the applicable Royalty Term in a particular country where there are one or more products being sold in such country that are Generic/Biosimilar with respect to such Licensed Product, and where such sales of such product(s), [***] of the sales of the Licensed Product. As used herein, “Generic/Biosimilar” means any drug or biological product that [***] under the FD&C Act or the PHS Act and related rules and regulations, or the corresponding or similar laws, rules and regulations of any other jurisdiction and where such drug or biological product obtains

Confidential

Regulatory Approval based on[***] to a Licensed Product hereunder. For purposes of this definition, (a) “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time and (b) “PHS Act” means the Public Health Services Act, as amended, and the regulations promulgated thereunder from time to time.

1.27. “GLP” means all applicable current Good Laboratory Practice standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which the relevant activity under this Agreement is being performed.

1.28. “GMP” means all current Good Manufacturing Practices applicable to biopharmaceuticals in the US and/or in the European Union, as are in effect from time to time during the effective term of this Agreement and in each case as applicable to the activities being carried out under this Agreement.

1.29. “GxP” means any of the following as applicable to this Agreement: GLP and GMP.

1.30. “IND” means (a) an Investigational New Drug application as defined in the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA, (b) a clinical trial authorization application for a product filed with a Regulatory Authority in any other regulatory jurisdiction outside the U.S., the filing of which (in the case of (a) or (b)) is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, or (c) documentation issued by a Regulatory Authority that permits the conduct of clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.31. “Indemnitee” has the meaning as set forth in Section 16.3.

1.32. “Indemnitor” has the meaning as set forth in Section 16.3.

1.33. “Initial Payment” means the initial payment paid upon each Legend Selected Target having been formally designated in accordance with Section 3.4, which detail is described in Section 9.1.

1.34. “Initial Research” means the research activities to be performed mainly within the Initial Research Term on a Target-by-Target or Product-by-Product basis, but sometimes performed before the IND at the latest for each Product generated from a Licensed Target.

1.35. “Initial Research Term” means the period of [***] following the Effective Date, as may be modified as described in Section 3.4, during which any of the Legend Selected Targets shall be selected and nominated.

Confidential

1.36. “Intellectual Property” means the following subsisting throughout the world (a) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations); (b) copyrights, designs, data and database rights and registrations and applications for registration thereof; (c) inventions, invention disclosures, statutory invention registrations, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; (d) trade secret and proprietary know-how; and (e) any other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

1.37. “Legend Personnel” means directors, officers, employees, contractors and subcontractors of Legend.

1.38. “Legend Selected Target” has the meaning as set forth in Section 3.4.

1.39. “Licensed Compound” means any construct that is designed to secrete both cytokine IL-7 and chemokine CCL19 in a CAR-T or TCR-T that binds to a Legend Selected Target or a Licensed Target.

1.40. “Licensed Know-How” means all technology, data, information, know-how, trade secrets, materials (including biological materials), compounds and inventions that are necessary or reasonably useful for the Development, manufacture and/or Commercialization of Licensed Compounds and/or Licensed Products in the Field in the Territory that are proprietary to and owned or Controlled by Noile as of the Effective Date. Licensed Know-How includes all chemical, structural, manufacturing process, biological, target, pharmacological, toxicological, clinical, assay and other methods of screening, structure activity relationship information or other information that relates to any Legend Selected Target, Licensed Target, Licensed Compound and/or Licensed Product (including in each case its composition, formulation, or method of use, manufacture, preparation or administration). Noile shall, to the extent reasonably practicable, notify Legend [***] in relation to those Licensed Know-How which [***] to the Development, manufacture and/or Commercialization by Legend of Licensed Product in the Field. In such case, [***], the Parties shall discuss in good faith (i) regarding [***], and (ii) regarding the terms and conditions for [***]. For the avoidance of doubt, nothing under this Section 1.40 shall require Noile to breach its confidentiality obligations to any third party under non-disclosure agreements or other similar agreements. To the extent that [***].

Confidential

1.41. “Licensed Patents” mean any and all patents and patent applications (including all claims and the entire scope of claims therein) owned or Controlled by Noile, as of the Effective Date, as listed in Exhibit A, and all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protections, complementary certificates, and the like thereof, and all foreign counterparts thereof, that are owned or Controlled by Noile as of the Effective Date claiming a Legend Selected Target, a Licensed Target, a Licensed Compound and/or a Licensed Product (including in each case its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration), or otherwise claiming inventions that are necessary or reasonably useful for the Development, manufacture and/or Commercialization of Licensed Compounds and/or Licensed Products in the Field in the Territory.

1.42. “Licensed Product” means any pharmaceutical preparation containing the Licensed Compound, alone or in combination with one or more additional active ingredients, for sale by prescription, over-the-counter, or any other method. For clarification, a Licensed Product shall be [***].

1.43. “Licensed Target” means the Legend Selected Target which becomes a Target for Developing and Commercializing Licensed Compounds and/or Licensed Products under the Commercial License, as designated by Legend in accordance with Section 3.1(b). The total number of Licensed Targets hereunder shall not be more than two (2).

1.44. “List” has the meaning set forth in Section 3.3.

1.45. “Loss” or “Losses” has the meaning as set forth in Section 16.1.

1.46. “MAAs” or “Marketing Approval Application” means a BLA, sBLA, NDA, sNDA and any equivalent thereof in the USA or any other country or jurisdiction. As used herein: “BLA” means a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a Product and “sBLA” means a supplemental BLA; and “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a Product and “sNDA” means a supplemental NDA.

1.47. “Major Country” means each country of USA, a Major European Country, [***].

1.48. “Major European Country” means [***].

1.49. “Milestone Payment” means each milestone payment as described in Section 9.2.

1.50. “Net Sales”

(i) Licensed Products other than Combination Products

Confidential

The term “Net Sales” of a Licensed Product (other than a Combination Product) shall mean the gross invoice amount (not including value added taxes, sales taxes, or similar taxes) of the Licensed Product sold by Legend, its Affiliates or Sublicensees to the first Third Party after deducting the following, if not previously deducted, from the amount invoiced or received:

a)	trade and quantity discounts other than early payment cash discounts;

b)	returns, rebates, chargebacks, and other allowances;

c)	retroactive price reductions that are actually allowed or granted;

d)	[***]; and

e)	[***].

Net Sales shall be calculated on a country-by-country and Licensed Product-by-Licensed Product basis, so that a separate figure for Net Sales is calculated for each Licensed Product in each country in which it is sold.

For the purpose of calculating the Net Sales of a Licensed Product (other than a Combination Product), any deductions shall be limited to those applied under Legend’s standard operating procedures.

Sales of Licensed Products (other than Combination Products) between Legend and Legend’s Affiliates and/or Sublicensees shall be excluded from the computation of Net Sales.

Notwithstanding any deductions referred to in a) to e) above, the Net Sales of a Licensed Product (other than a Combination Product) shall [***].

(ii) Combination Products (where an invoice price for a Licensed Product containing the Licensed Compound sold as a single agent exists)

In the case of a Combination Product (where an invoice price for a Licensed Product containing the Licensed Compound sold as a single agent exists), Net Sales shall be calculated on the basis of the gross invoice amount of a Licensed Product [***].

The deductions referred to in a) to e) of part (i) above shall be calculated and deducted from the gross invoice amount of the Combination Product on the basis of a Licensed Product [***].

For the purpose of calculating Net Sales of a Combination Product, any deductions shall be limited to those applied under Legend’s standard operating procedures.

Sales of Combination Products between Legend and Legend’s Affiliates and/or Sublicensees shall be excluded from the computation of Net Sales.

Notwithstanding any deductions referred to in a) to e) of part (i) above (as adjusted according to this part (ii)), the Net Sales of a Combination Product shall [***].

(iii) Combination Products (where an invoice price for the Licensed Product sold as a single agent does not exist)

If only Combination Products are sold in a particular country, an adjusted gross invoice amount for the Combination Products sold within that country shall be calculated [***].

Confidential

1.51. “Noile Platform” means Noile’s 7x19 CAR-T platform that can be applied to CAR-T/TCR-T [***] cell therapy.

1.52. “Noile Research” has the meaning as set forth in Section 3.3.

1.53. “Noile Technology” means technology created or developed by Noile outside the performance of this Agreement, including without limitation the Noile Platform, Licensed Know-How and Licensed Patents. In principle, Noile Technology as used under this Agreement shall refer to those technology as of the Effective Date; provided, however, that Noile shall, to the extent practicable, notify Legend [***] with respect to advances and/or improvements in relation to those Noile Technology which [***] to the Development, manufacture and/or Commercialization by Legend of Licensed Compounds and/or Licensed Products in the Field, based on which the Parties shall discuss in good faith regarding potential addition of such advances and/or improvements to the scope of the Research License and/or the Commercial License and the terms and conditions for such addition, including without limitation [***]. For the avoidance of doubt, nothing under this Section 1.53 shall require Noile to breach its confidentiality obligations to any third party under non-disclosure agreements or other similar agreements.

1.54. “Phase II Clinical Trial” means a Clinical Trial of a Licensed Product with the endpoint of evaluating its effectiveness for a particular indication or indications in one or more specified doses or its short-term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the indications under study.

1.55. “Priority Date” has the meaning as set forth in Section 3.2.

1.56. “Product” means a pharmaceutical or biologic product containing CAR-T or TCR-T directed against a particular Target.

1.57. “Noile Materials” has the meaning as set forth in Section 8.2.

1.58. “Project Team” means a team of the personnel involved in managing and/or executing the Initial Research. The Project Team may be established on a project-by-project basis, each of such projects shall be identified in the Research and Development Plan.

1.59. “Regulatory Approval” means any approval (including supplement, amendment, pre- and post-approval, pricing approval and reimbursement approval), licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other government authority, that is necessary for the commercialization of Licensed Product under this Agreement.

Confidential

1.60. “Regulatory Authority” means the FDA or any other regulatory authority or body with regulation or governance over the performance of any part of the activities under this Agreement.

1.61. “Research License” has the meaning as set forth in Section 7.1.

1.62. “Research and Development Plan” means a written research and development plan of the Development ending in Regulatory Approval of Licensed Products Targeting a Legend Selected Target describing (i) the collaborative research activities to be pursued by the Parties under this Agreement, (ii) allocation of responsibilities or roles of each Party, (iii) the anticipated timeline, (iv) [***], in each case with respect to the Legend Selected Target and development activities related to Licensed Compounds and Licensed Products, as amended from time to time [***].

1.63. “Royalty Term” means, on a country-by-country, Licensed Product-by-Licensed Product and Licensed Target-by-Licensed Target basis, the period commencing on the First Commercial Sale of a Licensed Product in a country in the Territory and ending upon the later of: (i) expiration of the Data Protection Period with respect to such Licensed Product in such country or (ii) expiration of the last to expire Valid Claim covering such Licensed Product in such country or (iii) [***] of the First Commercial Sale of the first Licensed Product Targeting such Licensed Target in such country.

1.64. “SAE” means a serious adverse event, as defined and revised by the U.S. FDA, resulting from any Clinical Trial or administration of a Product.

1.65. “Sublicensee” means a Third Party or Affiliate of Legend which has been granted a sublicense under the Commercial License by Legend [***].

1.66. “Substitute Option Right” has the meaning as set forth in Section 3.6(a).

1.67. “Substituted Target” has the meaning as set forth in Section 3.6(d).

1.68. “SUSAR” means a suspected unexpected serious adverse reaction resulting from any Clinical Trial or administration of a Product.

1.69. “Target” means, [***]. If a Target is [***], and if a Target is [***]. A Target shall [***]. By way of example, if a Target is [***], it includes: (a) [***] such Target [***], and (b) [***] of such Target or variant thereof. “Target”, “Targeting” or “Targeted” means, when used as a verb, [***].

Confidential

1.70. “Target Candidate” means any candidate Target which Legend nominates and makes notice in writing to Target Reviewer for review.

1.71. “Target Reviewer” means an independent reviewer [***].

1.72. “Taxes” has the meaning as set forth in Section 10.7.

1.73. “TCR-T” means engineered T-cells that express a T-cell receptor on their cell membrane, which [***].

1.74. “Territory” means worldwide.

1.75. “Third Party” means a person or entity other than the Parties and their respective Affiliates.

1.76. “Third Party Claims” has the meaning as set forth in Section 16.1.

1.77. “Treaty” has the meaning as set forth in Section 10.7.

1.78. “Valid Claim” means an issued and unexpired claim of a Licensed Patent, including any additional term provided by a SPC (supplementary protection certificate or its equivalent), existing in a country or area in the Territory that claims the composition of matter of the applicable Licensed Compound or Licensed Product in that country and that 1) has not been revoked or held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, and 2) has not been denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise by Noile.

1.79. “Work Results” means any Intellectual Property and any source information and data relevant to such Intellectual Property invented, developed or otherwise made by or on behalf of a Party (or Parties) in the course of all activities under this Agreement including but not limited to the Initial Research, Development and Commercialization activities (whether or not patentable or subject to copyright or trade secret protection). For clarity, Work Results shall include raw data, laboratory notebooks and materials, if any.

2. GOVERNANCE

Legend and Noile agrees to cooperate with each other in good faith [***] in accordance with the terms and conditions of this Agreement. Without limiting the generality of the foregoing and any other obligations of Legend under this Agreement, Legend will notify Noile, [***] any milestone achievement [***]. In addition, Noile is entitled to request Legend to disclose [***] which Legend will not unreasonably reject or withhold, [***].

Confidential

3. TARGET NOMINATION, SELECTION AND SUBSTITUTE

3.1. Legend’s Right.

(a) Subject to Section 3.6, during the Initial Research Term, Legend has the right to nominate up to two (2) Legend Selected Targets for evaluating, researching or developing Licensed Compounds and/or Licensed Products. For clarity, and notwithstanding anything to the contrary in this Agreement, Legend is [***]

(b) During the valid term of the Substitute Option Right, Legend shall have the right to convert each Legend Selected Target into a Licensed Target by providing written notice to Noile, which Licensed Target fully enjoys the Commercial License with sublicensing right under Section 7.4, provided however, it will automatically lose the Substitute Option Right with respect to the converted Legend Selected Target after such conversion.

(c) Furthermore, Legend shall have the right within the valid term to exercise the Substitute Option Right by substitution from any Legend Selected Target based upon the provisions set forth in Section 3.6(a).

3.2. Nomination. Following the Effective Date, Legend may nominate Target Candidates by providing written notice to the Target Reviewer of such Target Candidates, that Legend proposes to become Licensed Targets finally. This right of nomination is exercisable by Legend throughout the Initial Research Term until all Legend Selected Targets have been finally determined in accordance with this Agreement, subject to Section 3.6; provided, however, that such right of nomination shall be exercised at any one time only in relation to a maximum number of Target Candidates which is equal to the number of Legend Selected Targets which remain unselected at the time of the exercise. Upon receiving a written notice from Legend which is compliant with this Section 3.2, the Target Reviewer shall promptly (and in no event later than [***] days after such receipt) make written notice, with a copy to Legend, to Noile of the fact of the nomination, the date on which the Target Reviewer received the written notice from Legend (the “Priority Date”), and the number of Target Candidates nominated by Legend in its written notice to the Target Reviewer, without disclosing to Noile [***] such Target Candidates.

3.3. Selection. Upon notice to Noile by the Target Reviewer under Section 3.2, Noile shall [***] provide the Target Reviewer with a list of all Targets, (a) to which Noile has licensed exclusive rights to a Third Party, or is otherwise contractually restricted from licensing any right to Legend, evidenced by the relevant exclusive license agreements or other contracts; (b) which Noile has entered into (and has maintained ongoing) active discussions with a Third Party with respect to a potential agreement, which when executed, would be described in sub-Section (a) above, with such discussions being evidenced by [***] (“Ongoing Bona Fide Discussions”); and (c) to which Noile has itself already initiated and maintained [***] specific to a Product Targeting such Target, as evidenced by [***] (“Noile Research”); in each case

Confidential

of sub-Sections (a) through (c) above, as of the Priority Date (the “List”, and the Targets on the List, the “Excluded Targets”). The Target Reviewer shall verify the list and the evidence provided by Noile, select the Target(s) among the Target Candidates which do not fall under the Excluded Targets, and notify Legend, in writing with a copy to Noile, of the result of the selection operation.

3.4. Designation of Each Legend Selected Target. Immediately upon the notification from the Target Reviewer under Section 3.3 that a Target Candidate nominated by Legend is not an Excluded Target, such Target shall be deemed a “Legend Selected Target”. For clarification, this event shall be the direct trigger for the Initial Payment for the applicable Legend Selected Target under Section 9.1. For clarity, and subject to Section 3.6, Legend has the right to nominate any Legend Selected Target only within the Initial Research Term, that is [***] after the Effective Date; provided, however, that the period during which Legend has the right to nominate any Legend Selected Target shall be tolled for [***] and the Initial Research Term shall be extended by such duration.

3.5. Updated Arrangements. Unless and until two (2) Legend Selected Targets have been finally selected in accordance with this Agreement, Legend may continue exercising the right of nomination provided for in Section 3.2, within the Initial Research Term only (but subject to Section 3.6), by providing written notice to the Target Reviewer of new Target Candidates and/or past Excluded Targets in accordance with Section 3.2. The Target Reviewer shall follow the procedure set forth in Section 3.2 in notifying Noile of any and all new nominations made by Legend, and Noile shall follow the procedure set forth in Section 3.3 in providing the Target Reviewer updates to the List upon receiving the notice from the Target Reviewer of new nominations made by Legend. Such updates may include, but are not limited to, addition of new Excluded Targets (with corresponding evidence as required in Section 3.3) and removal of past Excluded Targets from the List (due to, for example, termination of exclusive license agreements or other contracts with Third Parties, termination of Ongoing Bona Fide Discussions, or termination of Noile Research). The Target Reviewer shall then follow the procedure set forth in Section 3.3 in notifying Legend any and all new Target(s) selected by it. Up to two (2) Legend Selected Targets can be initially designated by both Parties during the Initial Research Term. If the number of the Legend Selected Targets initially designated during the Initial Research Term is less than two (2), no extension of the Initial Research Term is permitted for further selection of initial Legend Selected Targets. However, if no Legend Selected Target is selected during the Initial Research Term, both Parties shall consult in good faith to find a solution, including, without limitation, termination of this Agreement.

3.6. Substitute of Target.

(a) Notwithstanding anything herein to the contrary, Legend shall have, after the initial designation of a Legend Selected Target, an option to substitute such Legend Selected Target with a new Target, which option may be exercised by Legend [***], with respect to each initially designated Legend Selected Target (referred to as “Substitute Option Right”). Any such Substitute Option Right shall be valid and exercisable, on a Legend Selected Target-by-Legend Selected Target basis, [***].

Confidential

(b) Each substitution under Section 3.6(a) shall be [***] relating to such Target (or a Licensed Compound or a Licensed Product relating to such Target), based upon which [***]. In the case where Legend desires to replace a Target with any proposed Target Candidate, Legend, the Target Reviewer and Noile shall follow the procedures set forth in Sections 3.2-3.4 in selecting the replacement Legend Selected Target. Additionally, Legend shall [***] to replace the Target.

(c) For clarity, Legend shall have [***]. If Legend desires [***] to this Agreement under the terms and conditions to be mutually agreed upon.

(d) Any Legend Selected Target as replaced with a new Target shall no longer become a Licensed Target (herein referred to as “Substituted Target”) nor be covered by the Research License under Section 7.1.

4. RESEARCH AND DEVELOPMENT PLAN

4.1. Research and Development Plan. Following the designation of each Legend Selected Target in accordance with Section 3, Legend shall, upon good faith discussion with Noile, use Commercially Reasonable Efforts to determine a Research and Development Plan covering [***] research and development activities for Licensed Compounds and Licensed Products Targeting such Legend Selected Target, and as required to enable the filing of an approval by Legend for a Licensed Product Targeting the Licensed Target [***]. Legend shall consider in good faith any suggestions or comments from Noile (if any) in relation to the preparation of a Research and Development Plan, but shall have the final decision on all matters of such Research and Development Plan to the extent it is compliant with the terms and conditions of this Agreement; provided, however, that if such Research and Development Plan obligates Noile to perform specific scientific and/or technical activities which are assigned to Noile, Noile’s prior consent (which shall not be unreasonably withheld) shall be required with respect to such assignment of activities to Noile.

4.2. Performance of Research and Development Plan

(a) Under each Research and Development Plan, Legend shall use Commercially Reasonable Efforts to perform the Research and Development Plan. Legend will provide Noile with [***] reports in reasonable form and substance in relation to updates to the progress of the relevant Research and Development Plan.

(b) Upon request by Legend and agreement by Noile (which shall not be unreasonably withheld), Noile shall provide reasonable technical support to facilitate and speed up the research as stated in the relevant Research and Development Plan; provided, however, that [***]. Further, both parties shall discuss in good faith considering each other’s suggestion in relation to the Research and Development Plan at each stage.

Confidential

4.3. Subcontractors. Each Party may subcontract portions of its work as necessary under the Research and Development Plan to (i) any Affiliate or (ii) Third Parties; provided in the case of a Third Party, (a) [***], and (b) such subcontract is in writing and is consistent with the terms and conditions of this Agreement including the confidentiality provisions of Section 12 and any rights granted to such subcontractor are restricted to only those rights necessary for performance by such subcontractor of the portions of work on behalf of the sub-contracting Party. The sub-contracting Party shall remain fully responsible (at its cost) for all acts or omissions of any subcontractor it appoints (including any acts or omissions which result in a breach of the terms of this Agreement) and shall ensure that each subcontractor complies with the terms and conditions of this Agreement.

4.4. Completion of any Research and Development Plan. The term for a particular Research and Development Plan shall commence on the start date for such Research and Development Plan, and shall continue, unless earlier terminated in accordance with Section 17, until [***] in the Research and Development Plan. For the avoidance of doubt, and notwithstanding anything herein to the contrary, under no circumstances shall Legend be obligated to disclose or provide to Noile any of Legend’s technology, data, information, know-how, trade secrets, materials (including biological materials), compounds, procedures or inventions, in each case invented, developed, created or otherwise made by, for or on behalf of Legend or its Affiliates prior to the Effective Date or after the Effective Date but independently of this Agreement.

4.5. Reports and Records.

(a) Progress Reports. Legend shall keep Noile [***] informed of its progress under each relevant Research and Development Plan, including with respect to any milestone achievement. All such reports, information and data provided by a Party shall be considered the providing Party’s Confidential Information and, as between the Parties, shall be exclusively owned by the providing Party.

(b) Development Records. Legend shall maintain records of its performance of each Research and Development Plan (or cause such records to be maintained) in sufficient detail and in good scientific manner as shall properly reflect all work done and results achieved in the performance of such Research and Development Plan. All laboratory notebooks shall be maintained for [***] of the relevant notebook entry. All other records shall be maintained by each Party during the applicable Research and Development Plan [***]. All such records of a Party shall be considered such Party’s Confidential Information and, as between the Parties, shall be exclusively owned by such Party.

(c) Quality. Each Research and Development Plan shall be performed at all times in accordance with all Applicable Laws including as applicable requirements of GxP.

Confidential

4.6. Research Efforts. Each Party may assign such scientific and technical personnel and allocate such other resources as such Party judges are reasonably necessary for performing the activities as are assigned to it in each Research and Development Plan and shall perform such activities in accordance with all Applicable Laws (including GxPs) in each case to the extent applicable to performance of the relevant Research and Development Plan activities by such Party and the terms and conditions of this Agreement. Each Party shall be solely responsible for the safety and health of its employees, consultants and visitors, and for compliance with all Applicable Laws related to health, safety and the environment, including providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in performing such activities and any precautionary measures to protect its employees from any such hazards at its own facilities and as regards its or its subcontractors’ performance of the Research and Development Plan. Each Party shall use Commercially Reasonable Efforts to [***] in each Research and Development Plan.

4.7. Conduct of Clinical Trials. Legend agrees that any Clinical Trial with respect to a Licensed Product will be conducted under an IND and in accordance with applicable GxPs.

5. DEVELOPMENTS AND REGULATORY APPROVAL

5.1. As between the Parties, Legend shall be responsible for holding and applying for any Regulatory Approvals or MAAs in relation to the Licensed Products and the Licensed Compounds, and for sponsoring any Clinical Trials (including holding the IND). Legend shall have sole decision-making authority in relation to any sponsorship of any Clinical Trials or progression of any Licensed Products through Clinical Trials, including the decision on whether to apply for any MAAs.

5.2. Legend shall use Commercially Reasonable Efforts to develop the Licensed Products and obtain Regulatory Approval at its own responsibility and expense in the Territory.

5.3. Legend shall more specifically use Commercially Reasonable Efforts to satisfy the following obligations:

(a) Submit the first (1st) IND for a Licensed Compound (or Licensed Product) to a Regulatory Authority in a Major Country within [***]; and

(b) Have the First Commercial Sale of a Licensed Compound (or Licensed Product) in a Major Country within [***].

For the avoidance of doubt, the above obligations are indicative of Commercially Reasonable Efforts [***], and Legend shall still continue to use a reasonably similar level of effort after Legend completes the above obligations.

5.4. In the event that Noile in good faith believes that Legend is not meeting its diligence obligations, and Legend has not achieved one of the above diligence milestones by the corresponding target date, then within [***] of Noile’s written request for the Parties to meet, the Parties shall [***] for the Parties to discuss Legend’s progress toward the [***]. If, following the [***] meeting, [***] that Legend is satisfying its diligence obligations despite the fact that Legend has not achieved a development milestone by the corresponding target date, then the Parties shall, in good faith, discuss and mutually agree upon a new target date for the achievement of such development milestone, based upon the then-expected development environment.

5.5. If, following the above [***] meeting, Legend [***] this Agreement, and, should that [***], then Legend shall, [***], either (i) [***], or (ii) [***]. In the event of the above (i), the Parties [***].

Confidential

5.6. Legend shall provide Noile with [***] written progress reports summarizing the events, schedule, and progress of the Development, registration, and estimated launch dates for each Licensed Product, [***]. Such reports shall be considered Legend’s Confidential Information and, as between the Parties, shall be exclusively owned by Legend.

5.7. For the avoidance of doubt, all Licensed Compounds and Licensed Products as necessary for the development hereunder shall be made or had made by Legend at its own responsibility and expense.

6. COMMERCIALIZATION

6.1. Commercialization Generally. Legend shall use its Commercially Reasonable Efforts to Commercialize any Licensed Product following its decision to progress filing an IND in relation to such Licensed Product. Legend shall be primarily responsible for and shall have sole decision making authority in relation to the Commercialization and manufacture of the Licensed Product following filing of IND.

6.2. Commercialization Updates. Legend shall keep Noile informed of its Commercialization of any Licensed Product and shall provide [***] updates to Noile summarizing progress in the Development and Commercialization of any Licensed Products in relation to which any Research and Development Plan has been completed. All such updates shall be considered Legend’s Confidential Information and, as between the Parties, shall be exclusively owned by Legend.

Confidential

6.3. Safety Event Reporting. Additionally, each Party shall provide to the other Party prompt written notice of any material safety events pertaining to any Product, including a Product developed by any third party, of which it becomes aware including any SUSARs, SAEs or other material events which [***]; provided, however, that nothing under this Section 6.3 shall require any Party to breach its obligations to any Regulatory Authority under Applicable Law and/or its confidentiality obligations to any third party under non-disclosure agreements or other similar agreements.

7. GRANT OF LICENSE

7.1. Research License. Noile agrees to grant and hereby grants to Legend, and Legend agrees to accept and hereby accepts from Noile, an exclusive license, without the right to grant sublicense, under the Licensed Patent and the Licensed Know-How, to research and develop Licensed Compounds and Licensed Products targeting any of the Legend Selected Targets or the Licensed Targets in the Field in the Territory (the “Research License”).

7.2. Expiration of Research License. The Research License shall terminate upon [***].

7.3. Commercial License. With respect to each Legend Selected Target and each Licensed Target, Noile agrees to grant and hereby grants to Legend, and Legend agrees to accept and hereby accepts from Noile, an exclusive license (with the right to grant sublicenses through multiple tiers of sublicensees) under the Licensed Patent and the Licensed Know-How, to research, Develop, make, have made, use, sell, offer for sale, export and import Licensed Compounds and Licensed Products Targeting such Legend Selected Target or the Licensed Target (as applicable) in the Field in the Territory (the “Commercial License”). For the avoidance of doubt, the Commercial License shall immediately be invalidated with respect to any Legend Selected Target upon its becoming a Substituted Target.

7.4. Sublicense. Legend shall be fully responsible for the acts or omissions of its Affiliates under this Agreement, the acts or omissions of the Sublicensees under this Agreement, and the sublicensing of the Licensed Patents and the Licensed Know-How in the Field. Legend shall be obliged to [***].

7.5. Target Exclusivity. During the term of this Agreement, neither Noile nor any of its Affiliates shall work independently of this Agreement on any Legend Selected Target (so long as such Legend Selected Target does not become a Substituted Target) or any Licensed Target, for itself or through or with its respective Affiliates or any Third Party (including the grant of any license or option to its Affiliates or any Third Party), to discover or otherwise research and/or Develop and/or Commercialize any Product that binds any Legend Selected Target (so long as such Legend Selected Target does not become a Substituted Target) or any Licensed Target.

Confidential

8. TECHNOLOGY TRANSFER

8.1. Technology Transfer. Within [***] days after the date of the designation of each Legend Selected Target, and thereafter during the term of this Agreement pursuant to Section 1.53 in relation to applicable advances and/or improvements after the Effective Date, Noile shall provide access to Legend all available data and know-how applicable to Noile Platform and such Legend Selected Target or Licensed Target, as applicable, that are available to Noile as of the date of the designation of such Legend Selected Target and which are necessary or useful for the research, Development and Commercialization of Licensed Compounds and Licensed Products for such Legend Selected Target or Licensed Target, as applicable; provided, however, that nothing under this Section 8.1 shall require Noile to breach its obligations to any Regulatory Authority under Applicable Law and/or its confidentiality obligations to any third party under non-disclosure agreements or other similar agreements. Such data, know-how and technology shall include but not limited to [***].

8.2. Material Transfer. During the Initial Research Term, Noile may, at its discretion, provide Legend with materials (collectively, “Noile Materials”), as is agreed to by the Parties in accordance with the Research and Development Plan. In such event, Noile shall disclose at least reasonably sufficient information to handle or maintain such Noile Materials safely. Other details of the transfer of each of Noile Materials, including quality and quantity thereof, the detailed timing and mode of transfer, shall be separately determined between the Parties; [***]. In furtherance of the foregoing, unless otherwise agreed to by the Parties in a separate agreement, it is agreed upon that:

(a) Legend may use Noile Materials for the purpose of the Initial Research or for any other non-commercial or commercial purpose in connection with Licensed Compounds and/or Licensed Products;

(b) Legend shall not transfer Noile Materials in part or whole to any Legend Personnel or Third Party to perform any activities inconsistent with the Research License or the Commercial License (including any sublicense thereof), without the prior written consent of Noile;

(c) Legend’s rights under Sections 8.2(a) and 8.2(b) shall not terminate until expiration or termination of the Research License and Commercial License with respect to each Legend Selected Target and Licensed Target; and

(d) unless otherwise specifically provided herein, Noile shall retain all right, title and interest in and to any and all Noile Materials, and Legend shall, upon expiration or termination of the Research License and Commercial License with respect to each Legend Selected Target and Licensed Target: (i) either destroy Noile Materials and provide Noile with written evidence of such destruction or return to Noile, all of the unused Noile Materials; and (ii) cease all work employing such Noile Materials; and

Confidential

(e) Legend acknowledges that Noile Materials are experimental in nature and they are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. NOILE MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF NOILE MATERIALS SHALL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS.

9. CONSIDERATION

9.1. Initial Payments for each Legend Selected Target. Within [***] days after the designation of each Legend Selected Target (under Section 3.4) on a Legend Selected Target-by-Legend Selected Target basis, Legend shall pay to Noile an Initial Payment for each Legend Selected Target in the amount of [***] via wire transfer of immediately available funds to the bank account as specified in Exhibit B. The total payments under this Section shall [***] and no payments shall be due on designation of any other Target than Legend Selected Target. For clarity, [***].

9.2. Notification and Milestone Payments. Legend shall [***] notify Noile in writing of the achievement of each milestone event described in the table below and, within [***] of the event, shall remit the applicable Milestone Payment to Noile via wire transfer of immediately available funds to the bank account as specified in Exhibit B with respect to any first Licensed Compound or Licensed Product (whichever is earlier) reaching each of the events below for each Licensed Target:

Development Events	Milestone Payments
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]

Milestone payments listed above shall be made only once upon the first achievement of each relevant milestone by the first Licensed Compound or Licensed Product (whichever is earlier) for each Licensed Target, and shall be payable no more than two (2) times each (once per each Licensed Target). For the avoidance of doubt, a Milestone Payment shall be due and payable regardless of whether it is Legend or any Affiliate achieving such milestone event or any Third Party achieving such milestone event on behalf of Legend or its Affiliates.

Confidential

9.3. Royalties. In partial consideration for the rights and licenses granted herein, Legend shall pay to Noile, during the Royalty Term and on a country-by-country and Licensed Product-by-Licensed Product basis, a running royalty as specified below on the Net Sales of the Licensed Products sold by Legend, its Affiliates and/or Sublicensees, which royalty shall not be refundable nor creditable.

(A) Annual, worldwide Net Sales of all Licensed Products, except for the case (B) in the row below.	[***] of Net Sales

(B) Annual, worldwide Net Sales of all Licensed Products in the applicable Generic/Biosimilar Competition Period.	[***] of Net Sales

If, during the applicable Royalty Term, a Licensed Product is not covered by a Valid Claim in a Licensed Patent in a country, the royalties owed by Legend on the Net Sales of such Licensed Product in such country sold by Legend, its Affiliates and/or Sublicensees shall be reduced by [***].

In accordance with Section 10.1., Legend shall report to Noile on Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis as long as any obligation to pay royalties for Licensed Products exists.

9.4. Third Party Royalties. If Legend is required to pay patent royalties to a Third Party for an unblocking license permitting the manufacture or sale of Licensed Products, then [***]. [***] paid by Legend under such third-party license shall be creditable against the royalties due Noile; provided that the royalties payable to Noile in a given calendar year shall [***]. For clarification, [***]. It is understood that no such royalty deduction may be granted for Third Party royalties due on account of [***]. For clarity, Legend would be responsible for the payment of any and all royalties and all other payments owed to Third Parties with respect to Licensed Targets under any agreements between Legend and such Third Parties as of or following the Effective Date.

10. PAYMENTS BY LEGEND

10.1. Royalty Payments and Report of Sales Amounts. Within [***] days from the end of each Calendar Quarter, Legend shall make payment of the royalties due for such Calendar Quarter. Together with the payment, Legend shall also send Noile a report for such Calendar Quarter setting forth the Net Sales of the Licensed Products in such Calendar Quarter along with its calculation of the royalty due. Legend shall keep accurate records in sufficient detail to enable any payment payable hereunder to be determined.

Confidential

10.2. Payment Account. The applicable parts of Sections 10.1 through 10.7 shall apply to the Initial Payments under Sections 9.1, the Milestone Payments under Section 9.2, and the royalty payments under Section 9.3. All payments to Noile including the Initial Payments, the Milestone Payments, and royalty payments shall be made by wire transfer to an account of Noile set forth in Exhibit B attached hereto.

10.3. Currency. All amounts payable by Legend under this Agreement shall be paid in United States Dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of royalty payments due Noile shall be made [***]. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section 10, the Parties shall consult with a view to finding a prompt and acceptable solution.

10.4. Right to Audit. Noile shall have the right, upon prior written notice to Legend, not more than [***], through an independent certified public accountant selected by Noile and reasonably acceptable to Legend, which acceptance shall not be unreasonably withheld or delayed, to inspect or audit the relevant records of Legend to verify that the amounts of royalty payments were correctly determined. The independent certified public accountant shall execute a confidentiality agreement, in a form reasonably acceptable to Legend, with respect to all information provided by Legend. Legend shall grant the independent certified public accountant access during normal business hours to those books and records of Legend concerning Licensed Products as may be reasonably necessary for the sole purposes of verifying the accuracy of the reports required to be furnished by Legend, pursuant to Section 9.3 and Section 10.1; provided, however, that verification shall [***]. The records and results of such audits shall be deemed Confidential Information of Legend and, as between the Parties, shall be exclusively owned by Legend. A copy of the independent certified public accountant’s report shall be delivered to Legend simultaneously with its delivery to Noile. If the independent certified public accountant’s report correctly shows any underpayment of royalties by Legend, Legend shall remit to Noile within [***] days after Legend’s receipt of such report:

a)	the amount of such underpayment;

b)	interest on the underpayment which shall be calculated pursuant to Section 10.5; and

c)

the reasonable fees and expenses of the independent certified public accountant performing the audit, if such underpayment exceeds [***]. Otherwise, Noile’s accountant’s fees and expenses shall be borne by Noile.

10.5. Overdue Payment. In the case of a delay in payment not caused by Force Majeure, interest on any overdue payments shall accrue at a rate of [***], effective for the applicable days of the period of default.

10.6. Record of Sales: Notwithstanding anything herein to the contrary, Legend shall keep, or cause to be kept, records of the sales of the Licensed Products under this Agreement for a period of [***]. Upon request by Noile, Legend shall supply Noile with such records, which may be submitted to the tax authority, and shall give Noile any commercially reasonable assistance in relation thereto. Such records shall be deemed Confidential Information of Legend and, as between the Parties, shall be exclusively owned by Legend.

Confidential

10.7. Taxes: Noile shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Legend to Noile under this Agreement. No Taxes shall be deducted from the payments made under this Agreement, except that Legend may withhold from any amounts payable hereunder any Taxes which are required to be withheld by Applicable Laws. Noile shall cooperate with Legend and make commercially reasonable efforts in order to (i) file certificates and other documentation with tax authorities and (ii) obtain a reduction or elimination of, or credit for, Taxes relating to this Agreement. Without limitation of the generality of the foregoing, in order to eliminate the obligation to withhold Taxes under the United States-Japan Income Tax Treaty effective as of March 30, 2004 (hereinafter referred to as the “Treaty”), Noile may complete the Application Form (ex.W-8BEN) for Income Tax Convention and the Attachment Form For Limitation On Benefits Section and send them to Legend. Legend agrees that, once Noile has taken all steps necessary for applying the Treaty in a timely manner as provided in this Section, Legend shall not withhold such Taxes unless required by Applicable Law. If, however, Legend determines that it is required by Applicable Law to withhold any Taxes, and such Taxes are withheld and paid by Legend to the appropriate tax authority, then Legend shall provide Noile with an official tax receipt or other evidence issued by the tax authority to support a claim for credit by Noile within [***] days of Legend’s receipt of the official tax receipt or evidence from the tax authority.

11. INTELLECTUAL PROPERTY AND PATENT INFRINGEMENT

11.1. Ownership.

(a) Ownership of all Work Results, including any Intellectual Property developed in the course of the preclinical development or clinical development of any Licensed Product, shall be determined by inventorship or authorship, as applicable. Inventorship and authorship determination shall be in accordance with [***]. Notwithstanding the above, if the Work Results to the extent [***] then Legend shall solely own the Work Results including but not limited to the relevant intellectual property, know-how, trade-secret etc. and administer that on its sole discretion for any purpose and Noile hereby assigns to Legend all of its rights, title and interest in and to such Work Results, and all intellectual property, know-how, trade secret and other proprietary rights therein. [***]

(b) For the avoidance of doubt, any background Intellectual Property developed before the Effective Date shall remain separately owned by the Party who independently developed such Intellectual Property, and nothing under this Agreement shall affect or impact any ownership of either Party in relation to such Party’s background Intellectual Property.

11.2. Intentionally Omitted.

11.3. Prosecution. Legend shall have the first option to institute, prosecute, and control, at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of any Licensed Patents relating to the manufacture, use, importation, sale, or offer for sale of any Licensed Product being Developed or Commercialized in the Territory. Legend shall have the sole right to institute, prosecute, and control, at its own expense

Confidential

and by counsel of its own choice, any action or proceeding with respect to infringement of any of Legend’s patents relating to Licensed Products. Any amount recovered by Legend as a result of such an action, by settlement or otherwise, shall be [***]. If Legend fails to bring an action or proceeding or otherwise fails to take appropriate action to abate such infringement within a period of [***] starting from the giving of notice by Noile to Legend of any infringement or threatened infringement by a Third Party of any Licensed Patent, Noile shall have the right, but not the obligation, to bring and control, at its own expense and by counsel of its own choice, any action or proceeding relating to the Licensed Patent. Any recovery obtained by Noile as a result of such an action, by settlement or otherwise, shall be [***]. The Party not taking action to respond to any such action shall provide reasonable assistance to the Party taking such action, including, to the extent necessary to allow the Party taking such action to maintain the action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. Noile shall not be required to join an action as a party if Legend desires to bring an action in court unless such action is taken by Legend, based on reasonable considerations, in a jurisdiction that requires Noile to be a plaintiff.

11.4. Settlement. In no case may Legend enter into any settlement or consent judgment or other voluntary final disposition that: (i) extends, or purports to exercise, Legend’s rights under the Licensed Patents beyond the rights granted pursuant to this Agreement, (ii) makes any admission regarding wrongdoing by Noile, or the invalidity, unenforceability or absence of infringement of any Licensed Patent; (iii) [***] (iv) subjects Noile to an injunction or other equitable relief; or (v) obligates Noile to make a monetary payment; in all cases without the prior written consent of Noile, which consent shall not be unreasonably withheld or delayed. Similarly, in no case may Noile enter into any settlement or consent judgment or other voluntary final disposition that: (a) limits Legend’s rights under the Licensed Patents or under this Agreement other than as expressly stated herein; (b) makes any admission regarding wrongdoing on the part of Legend, an Affiliate or Sublicensee, or the invalidity, unenforceability or absence of infringement of any Intellectual Property right arising hereunder or any Licensed Patent; (c) subjects Legend, an Affiliate or Sublicensee to an injunction or other equitable relief; or (d) obligates Legend, an Affiliate or Sublicensee to make a monetary payment; in all cases without the prior written consent of Legend, which consent shall not be unreasonably withheld or delayed.

Confidential

11.5. [***] shall, at its own cost, maintain responsibility for the preparation, filing, prosecution, and maintenance of any and all patents and patent applications included in the Licensed Patents. [***] agrees to retain a patent law firm and/or patent agent to handle all preparation, filing, prosecution, and maintenance of the patents and patent applications within the Licensed Patents. [***] shall be the client of the patent law firm and/or patent agents. In particular, [***] shall keep [***] informed of any official communication from [***], but only to the extent when such communication relates to matters which would be reasonably expected to adversely affect such Licensed Patents (including any official actions limiting the scope of a claim, citations of prior art, rejections, interferences, oppositions, reexaminations, revocations or nullifications). For the avoidance of doubt, nothing under this Section 11.5 obligates [***] to consult, or otherwise requires [***] in relation to any preparation, filing, prosecution, and maintenance of patents and patent applications included in the Licensed Patents, which shall be performed under [***].

11.6. If reasonably requested by [***] shall cooperate fully in the preparation, filing, prosecution and maintenance of the Licensed Patents and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Licensed Patents, including executing all papers and instruments, or requiring their respective employees or contractors to execute such papers and instruments, so as to effectuate the ownership of the Licensed Patents.

12. CONFIDENTIAL INFORMATION

12.1. Confidentiality. Except as otherwise expressly provided in this Agreement or otherwise agreed to in writing, each Party shall hold, and shall cause its or its Affiliates’ directors, officers, faculty, employees, contractors, subcontractors, consultants, advisors and agents to hold, in confidence all Confidential Information of the other Party furnished to it or its Affiliates by or on behalf of the other Party or the other Party’s Affiliates, or acquired by it or its Affiliates, or its or its Affiliates’ directors, officers, faculty, employees, contractors, subcontractors, consultants, advisors and agents as required or permitted under this Agreement and shall only disclose such Confidential Information to its or its Affiliates’ directors, officers, faculty, employees, contractors, consultants, advisors and agents having a need to know such Confidential Information. Except as otherwise expressly provided in this Agreement or otherwise agreed to in writing, neither Party shall use any such Confidential Information except for the purposes contemplated by this Agreement and as set forth in Section 12.2 or release or disclose such Confidential Information to any other person, except its Affiliates or its or its Affiliates’ directors, officers, faculty, employees, contractors, consultants, advisors and agents as needed for such Party’s performance of the transactions contemplated by this Agreement, and its auditors, attorneys, financial advisors and bankers in the ordinary course of its business, each of whom has agreed in writing to be bound by obligations of confidentiality no less restrictive than those that bind the Parties under this Agreement. The obligations of this Section 12 shall continue with respect to all Confidential Information until [***].

Confidential

12.2. Legal Exclusion. Notwithstanding Section 12.1, either Party may disclose the Confidential Information of the other Party to the extent such disclosure is required by a court or applicable administrative order, law or regulation; provided that, to the extent permitted by Applicable Law, such Party promptly provides written notice to the other Party and cooperates with the other Party to minimize the scope of disclosure, and seeks a protective order to prevent disclosure of such information. If, in the absence of a protective order or other remedy, such Party is[***] compelled to disclose any such Confidential Information to any tribunal or other entity, such Party may disclose such Confidential Information without liability hereunder; provided that such Party gives prior written notice (to the extent permitted by Applicable Law) to the other Party and copies of the Confidential Information to be disclosed. Any information disclosed under this Section 12.2 shall remain confidential for all other purposes; provided that such information continues to be Confidential Information.

12.3. Responsibility. Without limiting the generality of any other clause herein including without limitation Section 7.4, each Party shall be responsible for any breach of this Section 12 by its Affiliates or its or its Affiliates’ directors, officers, employees, contractors, subcontractors, consultants, advisors or agents.

12.4. [***] Covenant.

(a) Each Party hereby covenants not to [***] the other Party regarding the [***] which such Party may [***] hereunder, for the other Party’s [***] through contract research organizations or “bona fide Third Party collaborators”; provided that neither Party shall [***] such contract research organizations or Third Party collaborators who have [***] the Parties under this Agreement.

(b) The covenant in Section 12.4(a) shall not: (i) be construed to give either Party [***] the other Party, with any [***]; or (ii) restrict any rights that either Party may have under applicable [***] law, for example, but without limitation, [***].

(c) The term “bona fide Third Party collaborators” used in Section 12.4(a) means: (i) [***] Third Party who enters into a written agreement with a Party to conduct collaborative research [***]; or (ii) [***] Third Party who enters into a written agreement with a Party to conduct collaborative research.

Confidential

13. PUBLICATION

13.1. In case a Party desires to publish or otherwise disclose in public any Work Results, such Party shall furnish the other Party with a copy of any proposed written or oral publication or presentation (including manuscripts, abstracts, and oral presentations) at least [***] days prior to submission for publication or presentation. The other Party shall promptly notify in writing the Party desiring to publish or present if any action is necessary to delete or redact any Confidential Information of the other Party or to file for patent protection of any Work Results proposed to be disclosed in the written or oral publication or presentation. The Party desiring the publication shall: (i) delete or redact any Confidential Information identified in a notice(s) by such other Party, and/or (ii) delay publishing such proposed publication for a maximum of [***] days in order to allow for patent protection of the Work Results to be secured.

13.2. Each Party recognizes the need to secure patent applications to protect the value of inventions made in the Initial Research. Therefore, in case of Section 13.1(ii), the Parties shall work in good faith to properly secure patent applications in a timely manner and establish a publication process that preserves the ability of the Parties to maximize patent protection while publishing results in a reasonable timeframe. Each Party shall have the right to participate in publications as authors when appropriate.

14. REPRESENTATIONS AND WARRANTIES

14.1. Mutual Representations and Warranties. Each Party warrants and represents to the other Party as of the Effective Date that:

(i) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, and it has full corporate power and authority to execute, deliver, and perform this Agreement and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(ii) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

(iii) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

14.2. Representations and Warranties by Noile. Additionally, Noile represents and warrants that:

(i)	it solely and exclusively owns or Controls all rights, title and interest in and to the Licensed Patents and the Licensed Know-How free and clear of any liens, charges and encumbrances;

Confidential

(ii)

as of the Effective Date, no other person, corporate or other private entity, or government entity or subdivision thereof, has any claim of ownership whatsoever with respect to the rights under the Licensed Patents and Licensed Know-How;

(iii)	it has the right to enter into this Agreement and to grant the licenses to Legend hereunder;

(iv)

as of the Effective Date, other than the Licensed Patents and Licensed Know-How, neither Noile nor its Affiliates owns or controls any patents or know-how that would be necessary or useful for Legend’s performance as contemplated in this Agreement;

(v)	all maintenance fees and annual payments due for the Licensed Patents in the Territory have been paid when due;

(vi)

as of the Effective Date it has not received any notice of infringement or any written communication relating in any way to the possible infringement of any Third Party Intellectual Property by the activities of Noile prior to the Effective Date or by the activities of Legend contemplated by this Agreement;

(vii)

it shall not knowingly enter into any agreement after the Effective Date which would be inconsistent with its obligations under this Agreement or deprive Legend of its rights or licenses granted under this Agreement;

(viii)	as of the Effective Date it has not knowingly granted any licenses to Third Parties or filed any patent applications inconsistent with the licenses granted to Legend hereunder;

(ix)

it has provided to Legend, prior to the Effective Date, any and all Clinical Trial data related to the Noile Platform owned or Controlled by or otherwise known to it or its Affiliates as of the Effective Date; provided, however, that nothing under this Section 14.2(xii) shall require Noile to breach its obligations to any Regulatory Authority under Applicable Law and/or its confidentiality obligations to any third party under non-disclosure agreements or other similar agreements; and

(x)	except for [***], it has not been aware of, prior to the Effective Date, any and all passive information or result concerning [***].

14.3. Nothing in this Agreement shall be construed as:

(a) a warranty or representation by Noile as to the validity, patentability, scope and/or enforceability of any of the Licensed Patents, subject to Section 14.2;

Confidential

(b) a warranty or representation by Noile that any Products made, used, sold, or otherwise disposed of under any Licensed Patents and Licensed Know-How are or shall be free from infringement of patents or other Intellectual Property rights not licensed hereunder or of Third Parties, subject to Section 14.2;

(c) a warranty or representation by Noile that Intellectual Property rights owned by Third Parties, other than the Licensed Patents and Licensed Know-How, are not required to formulate, manufacture, sell, or use the Licensed Products, subject to Section 14.2; or

(d) an obligation of Noile to defend any suit or action brought by a Third Party which challenges or concerns any of the Licensed Patents.

14.4. Representations and Warranties by Legend. Legend warrants that its Affiliates and Sublicensees shall observe the substance of the terms and conditions of this Agreement. [***]

15. DISCLAIMER AND LIMITATION OF LIABILITY

15.1. EXCEPT AS EXPRESSLY SET FORTH UNDER SECTIONS 14.1 AND 14.2, NOILE HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO LICENSED PATENTS, LICENSED KNOW-HOW, LICENSED COMPOUNDS, AND LICENSED PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY, PATENTABILITY, OR ENFORCEABILITY OF LICENSED PATENTS.

15.2. OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 16, NOILE SHALL NOT BE LIABLE TO LEGEND, INCLUDING ITS AFFILIATES AND SUBLICENSEES, FOR THIRD PARTY CLAIMS, ACTIONS, AND DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE LICENSED COMPOUNDS AND LICENSED PRODUCTS.

15.3. EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 7.5 OR SECTION 12, NEITHER PARTY SHALL BE ENTITLED TO CLAIM FROM, OR RECOVER FROM, THE OTHER PARTY, ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

Confidential

16. INDEMNIFICATION

16.1. Indemnification by Legend. Subject to Section 16.3, Legend shall indemnify, defend and hold Noile, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other reasonable expenses of litigation) (collectively, “Loss” or “Losses”) to the extent arising out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) relating to (a) the negligence or willful misconduct of Legend or its Affiliates or any of its or their sub-contractors; and (b) any breach of Applicable Laws by Legend or its Affiliates, Sublicensees or any of its or their sub-contractors; and (c) any breach of the warranties under Section 14 by Legend or its Affiliates; and (d) infringement of a patent owned by a Third Party by Legend’s activities under this Agreement ([***]); except, in each case, to the extent caused by the negligence or willful misconduct of Noile or its Affiliates or any of its or their sub-contractors or breach of this Agreement by Noile or its Affiliates.

16.2. Indemnification by Noile. Subject to Section 16.3, Noile shall indemnify, defend and hold Legend, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all Losses to the extent arising out of or in connection with any Third Party Claims relating to (a) the negligence or willful misconduct of Noile, its Affiliates or any of its or their sub-contractor; and (b) any breach of Applicable Laws by Noile, its Affiliates, or any of its or their sub-contractors; and (c) any breach of the warranties under Section 14 by Noile or its Affiliates; except, in each case, to the extent caused by the negligence or willful misconduct of Legend or its Affiliates or any of its or their sub-contractors or breach of this Agreement by Legend or its Affiliates.

16.3. Indemnification Procedures. If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss and the Third Party Claim. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to retain its own counsel at its own expense for any reason in connection with such Third Party Claim, [***]. The Indemnitee and its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claim covered by this Agreement. The obligations of this Section 16 shall not apply to any settlement of any Third Party Claim if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 16.3. It is understood that only Noile and Legend may claim indemnity under this Agreement (on their own behalf or on behalf of their respective directors, officers, and employees and the successors and assigns of any of the foregoing), and no other party may directly claim indemnity hereunder.

16.4. Other Infringement. In the event of any patent infringement, misappropriation claim, or suit against either Legend or Noile with respect to Legend’s activities under this Agreement, including any claim made as part of an arbitration, which is not indemnifiable

Confidential

pursuant to this Agreement, each Party shall nevertheless immediately notify the other Party in writing and such other Party shall give the notifying Party reasonable assistance to defend the said claim or suit and any appeal arising therefrom; provided, however that the notifying Party shall continue, at its own cost and expense, to take all necessary measures and actions to defend the said claim or suit and shall continue to control such claim, suit and appeal.

16.5. Insurance. Each Party shall obtain and maintain comprehensive general liability insurance customary in the industry for companies of similar size conducting similar business. [***] days after signing this Agreement, each Party shall provide, upon request therefor, the other Party with its certificate of insurance evidencing such insurance coverage.

17. TERM AND TERMINATION

17.1. This Agreement shall become effective as of the Effective Date and shall, unless terminated sooner as set forth herein, remain in effect on a country-by-country, Licensed Target-by-Licensed Target, and Licensed Product-by-Licensed Product basis as long as Legend has an obligation to pay the Initial Payments pursuant to Section 9.1, the Milestone Payments pursuant to Section 9.2, or royalties to Noile pursuant to Section 9.3. After the expiration of this Agreement under this Section 17.1, the exclusive license granted by Noile to Legend under Section 7.3 shall be converted into [***], fully paid-up, irrevocable, royalty-free, and perpetual license.

17.2. Legend may terminate this Agreement, either as a whole, on a country-by country basis, on a Licensed Target-by-Licensed Target basis, or on a Licensed Product-by-Licensed Product basis at any time by giving [***] days’ prior written notice, if in its reasonable judgment, such termination is justified for any reason including but not limited to commercial, scientific, or medical reasons.

17.3. This Agreement may be terminated by either Party at any time during the life of this Agreement:

(a) if it is proven by reasonable evidence that the other Party is in breach of its essential obligations hereunder by causes and reasons within its control and responsibility and has not cured such default within [***] days after the receipt of written notice identifying the default and requesting its correction; or

(b) upon filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings against the other Party.

17.4. If this Agreement is terminated pursuant to Section 17.2 by Legend or pursuant to Section 17.3 by Noile, then Legend shall take and/or cause the relevant Affiliates or Sublicensees, unless otherwise agreed upon between the Parties in writing, to take the following measures solely with respect to the relevant countries, relevant Licensed Targets, relevant Licensed Compounds and relevant Licensed Products, as reasonably applicable:

(a) cease to use the Licensed Patents and the non-public, confidential Licensed Know-How, subject to an orderly wind-down, close out of any activity of relevant Licensed Targets and close out of any Clinical Trials of the Licensed Compounds or the Licensed Products that Legend may have on-going; and

Confidential

(b) return all the relevant Licensed Know-How (including remaining materials) supplied by Noile.

17.5. If this Agreement is terminated by Legend pursuant to Section 17.3, then Legend shall take and/or cause its Affiliates or Sublicensees to take the following measures:

(a) cease to use the Licensed Patents and the non-public, confidential Licensed Know-How, subject to an orderly wind-down, close out of any activity of relevant Licensed Targets and close out of any Clinical Trials of the Licensed Compounds or the Licensed Products that Legend may have on-going;

(b) cease to discover, Develop, make, have made, use, import, export, sell and offer to sell Licensed Products (including Licensed Compounds as applicable); and

(c) return all the Licensed Know-How supplied by Noile.

17.6. Any expiration and/or termination of this Agreement for any reason shall be without prejudice to:

(a)

Noile’s right to receive all payments of the Initial Payments, the Milestone Payments, the royalty payments, and any other payments accrued before the effective date of the expiration or termination of this Agreement; and

(b)

the obligation of Legend to keep records provided for in Section 10 above, Noile’s right to examine records provided for in Section 10.4 above, and Legend’s obligation to furnish tax receipts provided for in Section 10.7 above.

17.7. In addition to the rights/obligations of the Parties as provided for in Section 17.6 above, termination or expiration of this Agreement shall not relieve the Parties of any remaining liability, obligations (including indemnification), or rights as shall appropriately survive termination of this Agreement (as specified in the following sentence), nor shall it preclude either Party from pursuing all rights and remedies it may have hereunder or under Applicable Laws with respect to any breach of this Agreement, nor shall it prejudice any Party’s right to obtain performance of any obligation. The provisions of Sections 1, 8.2(a), 8.2(b), 10.4, 10.6, 10.7, 11, 12, 13, 14, 15, 16, second sentence of 17.1, 17.4, 17.5, 17.6, 17.7, 17.8, 17.9 and 18 shall survive the expiration or termination of this Agreement; provided however that Sections 8.2(a), 8.2(b) and second sentence of 17.1 shall not survive in the case where this Agreement was terminated for causes attributable to Legend, including without limitation termination by Legend pursuant to Section 17.2 and termination by Noile pursuant to Section 17.3.

17.8. The license as granted under Section 7 shall forthwith terminate, upon any termination of this Agreement, except for expiration of the term of this Agreement as provided for in Section 17.1 above.

17.9. Notwithstanding anything in this Section 17 to the contrary, Legend shall have the right to sell and otherwise dispose of the Licensed Products in stock and in the process of being made at the time of early termination of this Agreement for [***] following such termination, subject to Legend’s compliance with the terms and conditions of this Agreement, specifically including, without limitation, the payment of royalties and the submission of royalty reports with respect to such sale of Licensed Products.

Confidential

18. MISCELLANEOUS PROVISIONS

18.1. Amendment. Any amendment or modification of any provision of this Agreement shall be in writing, dated, and signed by each Party.

18.2. Arbitration.

(a) Any dispute, controversy, or claim arising under, out of, or relating to this Agreement or any subsequent amendments of this Agreement, including without limitation its formation, validity, binding effect, interpretation, performance, breach, or termination, as well as non-contractual claims (collectively referred to as “Disputes”) first shall be attempted to be resolved by discussions between the senior management of the Parties, [***] days following the date on which the Dispute was submitted to them. All negotiations pursuant to this Section 18.2(a) shall be deemed each Party’s Confidential Information, and shall be treated as settlement negotiations for purposes of any applicable rules of evidence in any subsequent litigation between the Parties relating to such Dispute. If the Parties’ senior management are unable to resolve such Dispute within [***] period, then either Party may initiate arbitration proceedings in accordance with the provisions of Section 18.2(b) below.

(b) If a Dispute is not resolved within [***] (or such other period of time mutually agreed upon by the Parties) after the senior management of the Parties have met as required by Section 18.2(a) above, then it shall be finally resolved by arbitration initiated by either Party and conducted by a [***] under the Rules of Conciliation and Arbitration of the ICC (International Chamber of Commerce) then in force. The arbitration shall take place [***]. The Parties shall [***]. Failing such agreement, any Party may apply under the applicable rules of the ICC for the appointment of arbitrator(s) and the selection of arbitrator(s) under such rules of the ICC shall be final and binding on the Parties. All such arbitrator(s) shall have appropriate experience in the pharmaceutical industry and be independent of all the Parties. The Parties shall [***] after the arbitrator(s) have been appointed. The award shall be final and binding upon the Parties, and judgment upon the award may be entered in any court having jurisdiction thereof. [***] The arbitrators shall examine arguments and evidence by each Party and resolve each of the issues identified by the Parties. The panel of arbitrators shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible. In any arbitration, discovery shall be permitted subject to the arbitrators’ reasonable judgment, and each Party shall voluntarily produce to the other all documents such Party shall use in its portion of the arbitration. The arbitrators shall have no power to include an award of attorneys’ fees and costs to the prevailing Party, or to award punitive, special, incidental or consequential damages. All rulings of the panel of arbitrators

Confidential

shall be in writing and shall be delivered to the Parties. Each Party shall bear its own costs for its counsel and other expenses, and the Parties shall equally share the costs of the arbitration. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, this Section 18.2 shall not apply to any disputes relating to a Party’s patent rights (including the validity or infringement of patents or scope of patent claims), which instead shall be resolved by a court or the patent office (or its equivalent) of competent jurisdiction.

18.3. Assignment. Neither Party may assign or transfer this Agreement or any right or obligation hereunder to any Third Party without the prior written consent of the other Party, except that either Party may assign this Agreement to an Affiliate or to an assignee or successor to all or substantially all of its business or assets without the consent of the other Party. This Agreement is binding upon and shall inure to the benefit of the Parties, their representatives, and permitted assigns.

18.4. Captions. The captions and section headings used in this Agreement are for convenience only and are not intended to have, nor shall they be interpreted as having, any substantive effect whatsoever.

18.5. Entire Agreement. This Agreement embodies the entire understanding between the Parties relating to the subject matter hereof, and there are no prior representations, warranties, or agreements, whether written or oral, between the Parties, not contained in this Agreement.

18.6. Force Majeure. Neither of the Parties shall be liable for any default in performance of this Agreement due to the occurrence of any event beyond the reasonable control of the affected Party, including, but not limited to, enactment or change of government laws, regulations, or orders, an act of God, fire, storm, earthquake, act of terrorism, labor disturbances, war, and riot (defined as “Force Majeure” herein). On the occurrence of any event of Force Majeure, the affected Party shall give notice and full particulars of such event of Force Majeure to the other Party as soon as practicable and shall exert [***] to remedy the situation. In the meantime, the Parties hereto shall consult with each other [***].

18.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [***] without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

18.8. Notice. Any notice or communication in connection with this Agreement shall be made in the English language and considered sufficient if in writing and personally delivered to an officer of the Party for which it is intended, or if sent first by facsimile or email and confirmed by registered air mail or special courier at the address specified below or such other address as the Party has given notice of in writing. It shall (except as otherwise provided in this Agreement) be deemed to have been received (a) when delivered, if personally delivered and (b) on the [***] day after dispatch, if sent

Confidential

by facsimile or nationally-recognized express delivery service; provided that any legal process served in such manner pursuant to this Section shall be deemed to have been received only when actually delivered, unless otherwise provided by Applicable Law. All notices shall be deemed effective upon actual receipt by a Party to whom such notices are given.

If to Noile:

[***]

With required copy to:

[***]

If to Legend:

[***]

With required copies to:

[***]

and

[***]

Either Party may change its address or facsimile number by notice to the other Party pursuant to this Section 18.8.

18.9. Severability. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by orders of such a court. The Parties shall consult and make their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

18.10. Waivers. A waiver by either Party of any term or condition of this Agreement in any one instance shall not be deemed to continue to be a waiver of such a term or condition for any similar instance in the future or of any subsequent breach thereof or of any other term or condition of this Agreement.

Confidential

18.11. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

Noile-Immune Biotech, Inc.		Legend Biotech USA, Inc.

By:	/s/ Hidenobu Ishizaki	By:	/s/ Meeta Chatterjee
	Hidenobu Ishizaki,		Meeta Chatterjee
	President & CEO		Senior Vice President, Global Business Development

Date: April 27, 2020		Date: April 27, 2020

Confidential

EXHIBIT A

Noile Patents

[***]

- i -

Confidential

EXHIBIT B

Noile’s Bank Account

[***]

- iv -